i:\federated board funds\regions morgan keegan select funds\disclosure work in process\485b filing\planexe.doc
                                          Exhibit (m)(iv) under Form N-1A
                                      Exhibit (1) under Item 601/Reg. S-K

                                EXHIBIT E
                                 to the
                                  Plan

                   REGIONS MORGAN KEEGAN SELECT FUNDS

                           Class C Shares of:
           Regions Morgan Keegan Select Aggressive Growth Fund
               Regions Morgan Keegan Select Balanced Fund
             Regions Morgan Keegan Select Fixed Income Fund
                Regions Morgan Keegan Select Growth Fund
      Regions Morgan Keegan Select Limited Maturity Government Fund
                 Regions Morgan Keegan Select Value Fund


      This Plan is adopted by Regions Morgan Keegan Select Funds with respect to the portfolios of the Trust set forth above.

      In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .75 of 1% of the average aggregate net asset value of the Class C Shares of Regions Morgan Keegan Select Aggressive Growth Fund, Regions Morgan Keegan Select Balanced Fund, Regions Morgan Keegan Select Fixed Income Fund, Regions Morgan Keegan Select Growth Fund, Regions Morgan Keegan Select Limited Maturity Government Fund and Regions Morgan Keegan Select Value Fund held during the month.

      Witness the due execution hereof this 1st day of December, 2001.


                                          REGIONS MORGAN KEEGAN SELECT
FUNDS


                                          By  /s/ Heather Froehlich
                                            -------------------------
                                          Name:  Heather Froehlich
                                          Title:  Vice President